SECURITIES PURCHASE AGREEMENT

dated as of November 14, 2011

by and among

LANDAUER, INC.,

IZI HOLDINGS, LLC

and

the SELLER MEMBERS
(solely for purposes of Articles III, V, VII and VIII)

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of November 14, 2011 by and among (i) Landauer, Inc., a Delaware corporation (the “Buyer”), (ii) IZI Holdings, LLC, a Delaware limited liability company (the “Seller”), and (iii) solely for purposes provided in Articles III, V, VII and VIII, the undersigned members of the Seller (collectively, the “Seller Members”).

Introduction

WHEREAS, the Buyer wishes to purchase, and the Seller desires to sell, all of the outstanding equity securities of IZI Medical Products, LLC, a Delaware limited liability company (the “Company”) on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition to Buyer’s execution and delivery of this Agreement, each of Helen Zinreich Shafer and David A. Zinreich has entered into a Confidential Employment Agreement with the Company, in form and substance satisfactory to Buyer;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I
PURCHASE AND SALE; CLOSING

1.1              Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of Seller’s Interests.

1.2              Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Choate, Hall & Stewart LLP on the date hereof, or in such a manner (including by facsimile or email), at such other place or at such other time as shall be agreed upon by the Buyer and the Seller. The time and date on which the Closing is actually held are referred to herein as the “Closing Date.”

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1.3              Certain Definitions; Pre-Closing Deliveries.

(a)               Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” of a specified Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Closing Cash” means, as of the opening of business on the Closing Date, the consolidated cash, cash-equivalents, cash in transit and deposits of the Company less the aggregate amount of outstanding checks issued by the Company. Closing Cash shall be determined in accordance with GAAP using the same methods, practices and principles used by the Company to prepare the Audited Financial Statements.

“Closing Indebtedness” means the Indebtedness of the Company as of the opening of business on the Closing Date. In no event will the Closing Indebtedness include any (i) liability included within the definition of Closing Working Capital or (ii) indebtedness arranged by Buyer or any of its Affiliates.

“Closing Working Capital” means, as of the opening of business on the Closing Date, (i) all accounts receivable, inventory, prepaid expenses and other current assets of the Company, minus (ii) all accounts payable (including without limitation outstanding purchase obligations in respect of the CareCushion product, if any), accrued expenses and other current liabilities of the Company, provided, however, that the calculation of Closing Working Capital shall exclude (A) the Closing Cash, (B) all Closing Indebtedness, all Seller’s Expenses and all Sale Bonuses, (C) all fees and expenses incurred by or for the account of the Buyer or any of its Affiliates, (D) the effects of purchase accounting arising from the transactions contemplated by this Agreement, (E) all Obsolete Inventory, (F) distribution payables due to Seller, (G) security deposits and prepaid expenses for property, plant and equipment and (H) accounts payable under the Contract specified on Schedule 1.3(i). Notwithstanding anything to the contrary, no reserves for any contingent Taxes, including without limitation Taxes referred to in Schedule 7.2(v), shall be included in the calculation or determination of Closing Working Capital. The Closing Working Capital shall be determined in accordance with GAAP using the same methods, practices and principles used by the Company to prepare the Audited Financial Statements.

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“Closing Working Capital Target” is $2,275,000.  The agreed upon calculation of the Closing Working Capital Target is set forth on Schedule 1.3(a).

“Company Material Adverse Effect” shall mean any change, effect, fact or circumstance that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, properties, financial condition or results of operations of the Company, taken as a whole; provided that none of the following shall be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (a) any change in any Legal Requirement or GAAP that does not have a disproportionately adverse effect on the Company as compared to other businesses in the industries in which it operates; (b) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack) that, in each case, does not have a disproportionately adverse effect on the Company as compared to other businesses in the industries in which it operates; (c) any change resulting from the announcement of the transactions contemplated by this Agreement attributable to the fact that the Buyer is the owner of the Company; or (d) the failure, in and of itself, of the Company to achieve any financial projections or budget.

“Contract” means any written or oral contract, license, sublicense, subcontract, settlement agreement, lease, instrument, note, purchase order, warranty, insurance policy, or other legally binding commitment.

“Court Order” means any judgment, order, award or decree of any Governmental Authority.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement by and among the Escrow Agent, the Seller Members’ Agent and the Buyer.

“Escrow Amount” means $9,300,000, which will be deposited at the Closing with the Escrow Agent pursuant to the Escrow Agreement.

“Estimated Purchase Price” means Seller’s estimate of the Purchase Price, determined using the estimates of Closing Cash and Closing Working Capital set forth in the Estimated Purchase Price Certificate.

“Final Purchase Price” means the Purchase Price, as finally determined after the Closing pursuant to Section 1.7.

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“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any: (i) foreign, federal, state or local government, court, tribunal, administrative agency, department or arbitral body; (ii) other governmental, government appointed or regulatory authority; or (iii) quasi-governmental authority exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Indebtedness” means without duplication (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of the Company for borrowed money, and (B) all outstanding payment obligations of the Company evidenced by bonds, debentures, notes or other similar instruments; (ii) all outstanding payment obligations of the Company, determined in accordance with GAAP, under capital leases; (iii) all outstanding payment obligations of the Company for deferred purchase price for property (excluding accounts payable and other current liabilities incurred in the ordinary course of business); (iv) all outstanding payment obligations of the Company in respect of letters of credit, banker’s acceptance or similar credit transactions, (v) all outstanding payment obligations of the Company under interest rate or currency swap transactions (valued at the termination value thereof), (vi) all obligations of the type described in clauses (i)-(v) of any Person for the payment of which the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, and (vii) all obligations of the type described in clauses (i)-(v) of any Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of the Company.

“Interests” shall mean 100% of the Company’s outstanding membership interests.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, right of way, easement, or other encumbrance of any kind that secures the payment or performance of an obligation or otherwise materially and adversely affects the right, title or interest of any tangible or intangible property of the Company.

“LLC Agreement” means the Limited Liability Company Agreement of the Company, by IZI Holdings, LLC, as sole member of the Company, dated as of March 30, 2009, as amended to date.

“Obsolete Inventory” means all inventory of the obsolete CareCushion product, at carrying value.

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“Person” means any natural person, corporation, limited liability company, partnership, trust, Governmental Authority or other entity.

“Purchase Price” means $93,000,000, (i) plus an amount equal to the Closing Cash, (ii) plus the amount, if any, by which Closing Working Capital is more than the Closing Working Capital Target, or minus the amount, if any, by which Closing Working Capital is less than the Closing Working Capital Target.

“Release Date” has the meaning specified in the Escrow Agreement.

“Sale Bonuses” means the sale bonuses due and payable to employees of the Company in connection with the transactions contemplated by this Agreement that are set forth on Schedule 1.3(c)(iv). In no event will any bonuses arranged by Buyer or any Affiliate of Buyer be considered Sale Bonuses.

“Seller’s Expenses” means all unpaid fees and expenses of attorneys, accountants, investment bankers and other advisors of the Company relating to the transactions contemplated hereby including the unpaid fees and expenses of Choate, Hall & Stewart LLP, Riverside Partners, LLC, CCR LLP and KBST&M, DLA Piper, and HighBank Advisors. In no event, however, will any fees and expenses incurred by or for the account of the Buyer or any of its Affiliates, or any fees or expenses incurred by the Company after the Closing, be considered Seller’s Expenses.

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(b)               Index of Defined Terms. The following terms, as used in this Agreement, have the meanings given to them in the section or place indicated below:

Term:	Section or Place Where Defined:
Affected Employee	Section 5.3
Affiliate	Section 1.3(a)
Agreement	Preamble
Allocation Make-Whole Amount	Section 5.1(a)
Allocation Schedule	Section 5.1(a)
Appraisal	Section 5.1(a)
Appraiser	Section 5.1(a)
Audited Financial Statements	Section 2.9
Balance Sheet	Section 2.9
Benefit Plan	Section 2.22(a)
Buyer	Preamble
Buyer Indemnified Parties	Section 7.2
Buyer’s Plans	Section 5.3
Closing	Section 1.2
Closing Cash	Section 1.3(a)
Closing Date	Section 1.2
Closing Indebtedness	Section 1.3(a)
Closing Working Capital	Section 1.3(a)
Closing Working Capital Target	Section 1.3(a)
Code	Section 2.19(a)(i)
Company	Introduction
Company Intellectual Property	Section 2.14(a)
Company Organizational Documents	Section 2.1
Company Material Adverse Effect	Section 1.3(a)
Company Plans	Section 5.3
Contract	Section 1.3(a)
Court Order	Section 1.3(a)
Designated Firm	Section 8.12
Dispute	Section 8.12
Disputed Items	Section 1.7(b)
Disputed Items Notice	Section 1.7(b)
Environment	Section 2.23(a)(i)
Environmental Claim	Section 2.23(a)(ii)
Environmental Laws	Section 2.23(a)(iii)
ERISA	Section 2.22(a)
ERISA Affiliate	Section 1.3(a)
Escrow Agent	Section 1.3(a)
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Escrow Agreement	Section 1.3(a)
Escrow Amount	Section 1.3(a)
Escrow Fund	Section 7.2
Estimated Purchase Price	Section 1.3(a)
Estimated Purchase Price Certificate	Section 1.3(c)
Expected Allocation Amount	Section 5.1(a)
FDA	Section 2.17(c)
Federal Health Care Program	Section 2.17(i)
Final Purchase Price	Section 1.3(a)
Fundamental Indemnities	Section 7.2
Fundamental Representations	Section 7.1
GAAP	Section 1.3(a)
Governmental Authority	Section 1.3(a)
Governmental Permits	Section 2.17(h)
Hazardous Substances	Section 2.23(a)(iv)
HIPAA	Section 2.17(b)
HITECH	Section 2.17(b)
HSR Act	Section 2.5
Indebtedness	Section 1.3(a)
Independent Accounting Firm	Section 1.7(c)
Intellectual Property	Section 2.14(a)
Interests	Section 1.3(a)
IP Licenses	Section 2.14(d)
Lease	Section 2.12(b)
Leased Property	Section 2.12(b)
Legal Requirement(s)	Section 2.17(b)
Lien	Section 1.3(a)
LLC Agreement	Section 1.3(a)
Losses	Section 7.6
Material Contracts	Section 2.11
Obsolete Inventory	Section 1.3(a)
Pay-Off Letters	Section 1.3(c)
Permitted Liens	Section 2.13
Person	Section 1.3(a)
PHI	Section 2.17(o)
Prior Service	Section 5.3
Pro Rata Share	Section 7.2
Protected Seller Communications	Section 8.12
Purchase Price	Section 1.3(a)
Purchase Price Certificate	Section 1.7(a)
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Sale Bonuses	Section 1.3(a)
Seller	Preamble
Seller Indemnified Parties	Section 7.4
Seller Members	Preamble
Seller Members’ Agent	Section 8.11(a)
Seller Members’ Agent Fund	Section 1.4(a)(v)
Seller’s Expenses	Section 1.3(a)
SSA	Section 2.17(i)
Straddle Period	Section 2.19(a)(ii)
Tax(es)	Section 2.19(a)(iii)
Tax Contest	Section 5.1(d)
Tax Law	Section 2.19(a)(iv)
Tax Returns	Section 2.19(a)(v)
Technology	Section 2.14(a)

(c)                Pre-Closing Deliveries. At least two (2) business days prior to the Closing, Seller will furnish to the Buyer (i) a certificate (the “Estimated Purchase Price Certificate”) setting forth (A) an estimate of each of the Closing Cash and Closing Working Capital, including the components thereof, and (B) a calculation of the Estimated Purchase Price; (ii) a duly executed payoff letter, in form and substance reasonably acceptable to the Buyer, from each holder of Closing Indebtedness (A) indicating the amount required to discharge such indebtedness at Closing and (B) including, if such indebtedness is secured by any Liens, an undertaking to release such Liens upon receipt of the stated payoff amount (collectively, the “Pay-Off Letters”); (iii) final bills and wire transfer instructions for the payees of Seller’s Expenses; (iv) a list of the payees and amounts of any Sale Bonuses; and (v) a certification of non-foreign status, issued by the Seller, in form and substance reasonably satisfactory to the Buyer and meeting the requirements of Treasury Regulation Section 1.1445-2(b), and the Buyer shall not have actual knowledge that such certification is false and shall not have received notice that such certification is false pursuant to Treasury Regulation Section 1.1445-4.

1.4              Payments and Deliveries At Closing.

(a)               At the Closing, the Buyer shall make or cause to be made the following payments (in an amount, in the aggregate, equal to the Estimated Purchase Price shown on the Estimated Purchase Price Certificate) by wire transfer of immediately available funds:

(i)                 first, to the respective holders of Closing Indebtedness, the amounts specified in the Pay-Off Letters;

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(ii)               second, to the Company, an amount equal to the total amount of Sale Bonuses plus the Company’s share of any employment Taxes payable in connection with the Sale Bonuses due at Closing;

(iii)             third, to the payees of the Seller’s Expenses in accordance with the bills and wire transfer instructions delivered by Seller to Buyer pursuant to Section 1.3(c)(iii) above;

(iv)             fourth, to the Escrow Agent, an amount equal to the Escrow Amount;

(v)               fifth, $1,500,000 to the Seller Members’ Agent (the “Seller Members’ Agent Fund”), which will be held and disbursed by the Seller Members’ Agent in accordance with Section 1.5; and

(vi)             sixth, the balance to the Seller.

(b)               At the Closing Seller shall deliver to the Buyer:

(i)                 copies of the certificate of formation of the Seller and the Company, certified as of a recent date by the Secretary of State of the State of Delaware;

(ii)               certificates of good standing of the Seller and the Company issued as of a recent date by the Secretary of State of the State of Delaware;

(iii)             a certificate of the secretary of the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, as to: (i) no amendments to the certificate of formation of the Seller since a specified date; (ii) the resolutions of the Management Board of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of the Seller executing this Agreement;

(iv)             a certificate of the secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, as to: (i) no amendments to the certificate of formation of the Company since a specified date and (ii) the LLC Agreement;

(v)               an agreement in form and substance reasonably satisfactory to the Buyer terminating the Management Services Letter Agreement, duly executed by Riverside Partners, LLC;

(vi)             a counterpart to the Escrow Agreement, duly executed by the Seller; and

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(vii)           a duly executed assignment of the Lease set forth on Schedule 2.12 from Seller to the Company, in form and substance reasonably acceptable to Buyer.

(c)                At the Closing, Buyer shall deliver to Seller a counterpart to the Escrow Agreement, duly executed by Buyer.

1.5              Seller Members’ Agent Fund. Upon receipt of the funds comprising the Seller Members’ Agent Fund, Seller Members’ Agent shall hold the Seller Members’ Agent Fund separate and shall use the Seller Members’ Agent Fund to (a) make any payment required to be made for the account of the Seller or the Seller Members pursuant to this Agreement, (b) pay Seller’s Expenses and Closing Indebtedness not otherwise paid at the Closing (including any Seller’s Expenses incurred after the Closing) and (c) pay all costs and expenses incurred by or on behalf of the Seller Members’ Agent, in its capacity as such, including all costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement, any agreement, document or instrument entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby. The Seller Members’ Agent Fund will be held or disbursed, in whole or in part, as determined by the Seller Members’ Agent; provided, however, that the Seller Members’ Agent may not distribute any portion of the Seller Members’ Agent Fund to the Seller Members prior to the final determination of the Final Purchase Price. The retention by the Seller Members’ Agent of any amounts in the Seller Members’ Agent Fund shall not be used as evidence that the Seller Members have any liability hereunder. Any amounts received by the Seller Members’ Agent, in its capacity as such, may be used at the Seller Members’ Agent’s discretion to increase the amount of funds contained in the Seller Members’ Agent Fund.

1.6              Withholding. The Buyer, the Seller and the Company shall be entitled to withhold from any payments made hereunder such amounts as are required to be withheld under any Tax Law. The withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholdings were made.

1.7              Determination of Final Purchase Price.

(a)               Initial Determination. Within sixty (60) days after the Closing Date, the Buyer will prepare in good faith and deliver to the Seller Members’ Agent a certificate (the “Purchase Price Certificate”) executed by the Buyer setting forth (i) an itemized listing of the Closing Cash and the Closing Working Capital, and (ii) the Buyer’s calculation of the Purchase Price based thereon.

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(b)               Seller Members’ Agent Right to Dispute. Within thirty (30) days after receipt of the Purchase Price Certificate, the Seller Members’ Agent may deliver written notice (the “Disputed Items Notice”) to the Buyer setting forth the Seller Members’ Agent’s objections thereto (the “Disputed Items”), together with a summary of the reasons for such objections and calculations of adjustments that, in its view, are necessary to eliminate such objections (to the extent known) and the Buyer and the Seller Members’ Agent will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable. If the Seller Members’ Agent does not deliver the Disputed Item Notice to the Buyer within thirty (30) days after receipt by the Seller Members’ Agent of the Purchase Price Certificate, the Purchase Price specified in the Purchase Price Certificate will be presumed to be true and correct in all respects and will be final and binding on the parties.

(c)                Arbitration of Disputes. If the Buyer and the Seller Members’ Agent are unable to agree upon the Disputed Items within thirty (30) days after delivery of the Disputed Items Notice, the Buyer and the Seller Members’ Agent will select Ernst & Young LLP or, if such Person is unwilling to serve, an independent, nationally-recognized accounting firm reasonably acceptable to each of them (the “Independent Accounting Firm”) to resolve the Disputed Items. The Independent Accounting Firm shall (i) address only the Disputed Items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party, and (ii) re-calculate the Purchase Price, as modified only by the Independent Accounting Firm’s resolution of the Disputed Items. Buyer and Seller Members’ Agent will each have the same opportunity to present its position and submit materials regarding the Disputed Items to the Independent Accounting Firm. The Independent Accounting Firm will make a written determination of each Disputed Item within forty five (45) days after being selected and such determination will be final and binding on the parties. The fees, costs and expenses of the Independent Accounting Firm will be borne by the party whose positions generally did not prevail in such determination, or if the Independent Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne fifty percent (50%) by the Seller Members’ Agent (such amounts to be paid by the Seller Members’ Agent solely from the Seller Members’ Agent Fund) and fifty percent (50%) by the Buyer.

(d)               Payment. At such time as the Final Purchase Price is finally determined, either (i) the Buyer shall pay or cause to be paid to the Seller an aggregate amount equal to the excess, if any, of the Final Purchase Price over the Estimated Purchase Price, or (ii) the Seller Members’ Agent shall cause to be paid to the Buyer an aggregate amount equal to the excess, if any, of the Estimated Purchase Price over the Final Purchase Price, which payment shall be made from the Seller Members’ Agent Fund and, if the Seller Members’ Agent Fund is insufficient, from the Escrow Fund.

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(e)               Access to Information. The Seller Members’ Agent and its accountants, lawyers and representatives will be given full access at all reasonable times to (and shall be allowed to make copies of) the books and records of the Company and to any personnel of the Company reasonably requested by such Persons, in each case in connection with the determination of the Purchase Price or any dispute relating thereto. The rights of the Seller Members’ Agent under this Agreement shall not be prejudiced by the failure of the Company to comply with this Section, and the Buyer shall cause the Company to comply with this Section.

(f)                 Effect on Other Provisions. No adjustment to the Purchase Price pursuant to this Section shall be considered a breach of any representation, warranty or other provision of this Agreement or any document made available or delivered pursuant to this Agreement. The Buyer shall not make any claim in respect of the determination of any adjustment to the Purchase Price or any item included within the determination of any adjustment to the Purchase Price other than in accordance with this Section.

(g)               Buyer’s Failure to Deliver Purchase Price Certificate. If, for any reason, the Buyer fails to deliver the Purchase Price Certificate within the time period required by Section 1.7 (a), the Estimated Purchase Price Certificate delivered by the Seller to the Buyer prior to the Closing shall be considered for all purposes of this Agreement as being the “Purchase Price Certificate” delivered by the Buyer pursuant to such Section and the Seller Members’ Agent shall have all of its rights under this Section 1.7 with respect to such certificate.

Article II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to the Buyer that each of the statements contained in this Article II is true and correct. Except for the representations and warranties expressly set forth in this Article II, Seller makes no other representation or warranty (either express or implied).

2.1              Organization, Power and Standing. The Seller and the Company are each a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has full limited liability company power to own, lease and operate its properties and to carry on its business as it is now conducted. The copies of the Company’s certificate of formation and LLC Agreement, each as amended to date (the “Company Organizational Documents”), and the certificate of formation of Seller that have been made available to the Buyer by the Company are complete and correct copies thereof. The Company has made available to Buyer true and complete copies of the Company’s minute books.

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2.2              No Subsidiaries. The Company does not have, and never has had, any subsidiary or right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization.

2.3              Foreign Qualifications. Schedule 2.3 sets forth a complete and accurate list of all jurisdictions in which the Company is qualified to do business as a foreign entity. There are no other jurisdictions in which the Company must qualify to do business as a foreign entity, except for any jurisdiction(s) in which the failure to so qualify would not have a Company Material Adverse Effect.

2.4              Due Authorization. Seller has the limited liability company power and authority and has taken all required limited liability company action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of Seller contemplated hereby.

2.5              No-Conflict; Required Consents and Approvals. Except as set forth in Schedule 2.5, the Seller’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents of Seller contemplated hereby will not result in any violation of, be in conflict with or constitute a default under (a) the Company Organizational Documents, (b) the certificate of formation or limited liability company agreement of the Seller, (c) any Material Contract, (d) any Governmental Permit, or (e) any Legal Requirement, except, in the case of clauses (c)-(e), for such violations, conflicts or defaults that are not material. Except as set forth on Schedule 2.5 and except for any applicable filings and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any party to a Material Contract is required on the part of Seller or the Company for or in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Seller or the Company, except for those which, if not obtained, would not be materially adverse to the Company or reasonably be expected to materially impair the ability of Seller and the Company to perform any of their respective obligations hereunder.

2.6              Title. Seller owns all the Interests, free and clear of any and all Liens other than restrictions on transfers under applicable securities laws or Liens that will be terminated at Closing. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire valid title to all of the Interests of the Company, free and clear of all Liens other than restrictions on transfers under applicable securities laws.

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2.7              Validity and Enforceability. This Agreement is, and each of the other agreements, instruments and documents of Seller contemplated hereby will be when executed and delivered by Seller, the valid and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

2.8              Capitalization. Seller is the registered holder of all outstanding Interests as of the date of this Agreement. All outstanding Interests are duly authorized, validly issued and fully paid. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate the Company to issue any limited liability company interests. The offer, issuance and sale of all outstanding Interests complied in all material respects with all applicable securities laws and preemptive rights. There are no agreements to which the Company is a party relating to the acquisition, disposition, voting or registration of any Interests other than an agreement with the Company’s senior lender, which agreement will be terminated at Closing. There are no outstanding equity appreciation, phantom equity or profit participation rights with respect to the equity securities of the Company.

2.9              Financial Statements. The Company has made available to the Buyer (a) audited consolidated balance sheets of Seller and the Company as at December 31, 2009 and December 31, 2010, and audited consolidated statements of operations and retained earnings and cash flows for the fiscal years then ended (the “Audited Financial Statements”), and (b) an unaudited consolidated balance sheet of Seller and the Company as at August 31, 2011 (the “Balance Sheet”) and unaudited consolidated statements of operations and cash flows for the period then ended. Such financial statements and the notes thereto, if any, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Seller and the Company for the periods then ended in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise stated therein or, in the case of unaudited financial statements, for the omission of footnotes and subject to year-end adjustments). Except as set forth on Schedule 2.9, Seller’s only asset is the Interests, and it does not have any net income (other than distributions from the Company) or material liabilities.

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2.10          No Material Adverse Effect. Since the date of the Balance Sheet, except as set forth on Schedule 2.10, except for the transactions contemplated by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice; (b) no Lien has been placed upon any of the Company’s assets, other than Permitted Liens; (c) the Company has not declared any dividend or distribution or redeemed any of its equity securities (other than distributions to the Seller for purposes of funding Tax distributions from the Seller to the Seller Members); (d) the Company has not acquired or disposed of any material assets, except in the ordinary course of business; (e) there has been no damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the assets or properties of the Company that, individually or in the aggregate, exceeds $50,000; (f) the Company has not (i) made any change in the compensation paid or payable to any current or former employee or independent contractor, except for non-material changes in the ordinary course of business, (ii) adopted, terminated or amended any material employee benefit plan, policy, program or agreement (except, in the case of amendments, as required by applicable Legal Requirements), or (iii) entered into any employment, severance, retention, change in control or similar agreements; (g) the Company has not cancelled or waived any claims with a potential value in excess of $50,000; (h) the Company has not made any change in its line of business, (i) the Company has not made any capital expenditure outside the ordinary course of business, (j) the Company has not accelerated or delayed collection of any notes or accounts receivable or the payment of any liability or accounts payable, in each case beyond or in advance of its due date, other than in the ordinary course of business consistent with past practice, (k) the Company has not allowed the levels of raw materials, supplies, work-in-process or inventory to vary in any material respect from the levels customarily maintained by the Company in the ordinary course of business consistent with past practice, (l) the Company has not made any distribution of assets (other than cash), (m) the Company has not changed its accounting principles or practices used in the preparation of the financial statements referred to in Section 2.9, (n) the Company has not agreed to do any of the foregoing; and (o) there has been no Company Material Adverse Effect.

2.11          Material Contracts. Schedule 2.11 hereto sets forth, as of the date of this Agreement, a true and complete list of all of the following Contracts of the Company (except for those which will be terminated at or prior to the Closing):

(a)               Contracts with respect to which the Company (i) has a stated obligation of more than $50,000 during the twelve (12) month period ending December 31, 2011, or (ii) has already paid more than $50,000 during such period as of Closing, in each case, other than purchase orders entered into in the ordinary course of business;

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(b)               Contracts relating to Indebtedness;

(c)                Contracts under which the amount payable by the Company is dependent on the revenue, income or other similar measure of the Company or any other Person;

(d)               any consignment, distributor, dealer, manufacturers representative or sales agency Contract;

(e)               Contracts with non-compete, exclusivity or “most favored nation” provisions that impose restrictions on the Company;

(f)                 employment, bonus, severance, retention and deferred compensation Contracts;

(g)               Contracts with any labor union or association relating to current employees of the Company, or collective bargaining agreements;

(h)               Contracts with any Affiliate of the Company;

(i)                 material distribution or reseller Contracts;

(j)                 research and development Contracts;

(k)               Contracts with Governmental Authorities;

(l)                 clinical trial Contracts, including any investigator-initiated clinical trial Contracts;

(m)             Contracts with consultants; and

(n)               strategic alliance, partnership, joint venture and similar Contracts.

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All of the foregoing Contracts, together with the Contracts listed on Schedules 2.12 and 2.14(d), and all Contracts with the Persons listed on Schedule 2.16 are collectively referred to herein as the “Material Contracts.” The Company has made available to the Buyer true and correct copies of all Material Contracts. The Company and, to the knowledge of the Company, except as set forth on Schedule 2.11, each other party thereto has performed all material obligations required thereunder. The Company is not in default or breach, or alleged in writing by the counterparty to such Material Contract to be in default or breach, under any material provision of any Material Contract, and no event has occurred and no condition exists that, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company. Except as set forth on Schedule 2.11, to the knowledge of the Company, no third party is in default under any material provision of any Material Contract. Except as set forth on Schedule 2.5 or Schedule 2.11, each Material Contract is in full force and effect and will continue in full force in effect after the Closing, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will afford any other party to a Material Contract the right to terminate or modify such Material Contract. Except as set forth on Schedule 2.11, the Company is not currently renegotiating any Material Contract or paying liquidated damages in lieu of performance thereunder.

2.12          Real Property.

(a)               The Company does not own and has never owned any real property and has no right to acquire real property.

(b)               Schedule 2.12 describes each interest in real property leased by the Company (the “Leased Property”), including the lessor of such leased property, and identifies each lease or any other arrangement under which such property is leased (each, a “Lease”). The Company has not received any written notice from any landlord asserting the existence of a default under any such Lease or been informed in writing that the lessor under any such Lease has taken action or, to the knowledge of Company, threatened to terminate the Lease before the expiration date specified in the Lease. The Company has the right to quiet enjoyment of each Leased Property for the full term of the related Lease. The Company does not sublease any leased real property to any Person.

(c)                To the knowledge of the Company, the Leased Property complies in all material respects with all applicable Legal Requirements.

(d)               None of the buildings on any Leased Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are, individually and in the aggregate, immaterial. All utility systems serving the Leased Property are adequate for the business of the Company as currently conducted.

(e)               There is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceeding with respect to any Leased Property.

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2.13          Personal Property. The Company has good title to or a valid leasehold, license or other similar interest in its tangible personal property, free and clear of all Liens, except for Permitted Liens. The material tangible personal property of the Company is in adequate condition to conduct the business of the Company as the same is conducted on the date of this Agreement, normal wear and tear and maintenance in the ordinary course of business excepted.

As used herein, the term “Permitted Liens” means (a) such imperfections of title, easements, encumbrances, liens or restrictions that do not materially impair the current use of, or materially detract from the value or marketability of, the Company’s assets; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable; (d) purchase money Liens incurred in the ordinary course of business; (e) the Liens listed on Schedule 2.13; or (f) any Liens created as a result of any act taken by or through the Buyer or any of its Affiliates.

2.14          Intellectual Property.

(a)               As used herein “Intellectual Property” means all (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) trademarks and service marks (registered or unregistered) and registrations and applications for registration thereof; (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof; (iv) trade secrets and (v) other proprietary rights in Technology of every kind and nature. As used herein, “Company Intellectual Property” means Intellectual Property owned or used by the Company. As used herein, “Technology” means all proprietary information, know-how, techniques, inventions (whether or not patented or patentable), algorithms, routines, software, files, databases, data collections, government regulatory submissions and data therefrom, formulas, works of authorship or processes, telephone numbers, web site addresses, domain names and all instantiations of the foregoing in any form and embodied in any media.

(b)               Schedule 2.14(b) hereto contains a list of all Company Intellectual Property included in clauses (i), (ii) and (iii) of the definition of Intellectual Property that the Company owns and has registered with a Governmental Authority, or with respect to which the Company has filed an application for such a registration, except for any Company Intellectual Property that has been abandoned by the Company. The Company (i) has made all necessary filings and paid all necessary registration, maintenance and renewal fees for the purpose of maintaining such Company Intellectual Property that may be due within thirty (30) days after Closing, and (ii) is the exclusive owner of such Company Intellectual Property and, where a party other than the Company created such Company Intellectual Property, has perfected such ownership interested by written transfer agreement recorded with the respective Governmental Authority.

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(c)                Schedule 2.14(c) contains a list of all domain names of which the Company is the registrant.

(d)               Schedule 2.14(d) contains a list of (i) all material licenses granted by the Company to any third party with respect to any owned Company Intellectual Property; and (ii) all material licenses granted by any third party to the Company with respect to any licensed Company Intellectual Property, excluding “off-the-shelf” or “shrink wrap” products and technology licensed to the Company and excluding products and technology licensed by the Company to others in the ordinary course of business (collectively, the “IP Licenses”).

(e)               Except as set forth on Schedule 2.14(e), (i) the Company is not violating, infringing or misappropriating any Intellectual Property of any other Person, and (ii) no third party is violating, infringing or misappropriating any Company Intellectual Property owned by the Company. Except as set forth on Schedule 2.14(e), the Company has not received any written notice from any Person claiming any violation, infringement or misappropriation by the Company of another Person’s Intellectual Property rights (including any demands or unsolicited “offers” to license Intellectual Property from another Person). Except as set forth on Schedule 2.14(e), no written claims are pending or, to the Company’s knowledge, threatened, against the Company by any Person regarding the use or ownership of any Company Intellectual Property owned by the Company, or challenging or questioning the validity or enforceability of any Company Intellectual Property owned by the Company.

(f)                 The Company has taken reasonable steps to prevent the unauthorized disclosure or use of its material trade secrets and confidential information. The Company has entered into written confidentiality and assignment of intellectual property rights Contracts with all employees and independent contractors with access to trade secrets and confidential information, or who assisted with the development of any Company Intellectual Property owned by the Company, in forms made available to the Buyer.

(g)               None of the proprietary software owned by the Company incorporates any open source, community source, shareware, freeware or other code that would result in such software being covered by the GNU General Public License or any other similar licensing regime that would require the Company to disclose and distribute its own source code.

(h)               The Company has the right to use all information about customers and prospects contained within the Company’s databases and used for the purposes of interacting with customers and prospects.

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2.15          Warranty and Products Liability Claims. Except for customer complaints resolved in the ordinary course of business, there have been no material written claims against the Company alleging any material defects in the Company’s products, or alleging any material failure of the products of the Company to meet published specifications, or based on strict liability in tort, negligent manufacture of product, negligent provision of services or any other similar allegation of liability. There have been no product recalls by the Company. The Company’s products are free from material defects and perform in all material respects in accordance with all applicable specifications, warranties and contractual commitments.

2.16          Customers and Vendors. Schedule 2.16 hereto sets forth a list of (a) the twenty (20) largest customers of the Company (on a consolidated basis) measured by dollar value of gross sales to such customer for the twelve (12) month periods ended August 31, 2011 and August 31, 2010, together with such aggregate sales amounts, and (b) the top twenty (20) vendors based on the aggregate dollar amount of purchases of vendor product by the Company (on a consolidated basis) during such periods, together with such aggregate purchase amounts. Except as set forth on Schedule 2.20, no such customer or vendor has notified the Company in writing that it intends to terminate or materially reduce the scope of its business relationship with the Company. Except as set forth in Schedule 2.16, the Company has not made any sales to customers that are contingent upon providing future enhancements of existing products.

2.17          Compliance with Legal Requirements.

(a)               The representations and warranties set forth in this Section 2.17 are subject in all respects to the qualifications and disclosures set forth on Schedule 2.17.

(b)               The Company, and all the officers, directors, managing employees and, to the knowledge of the Company, agents, contractor and individuals with direct or indirect ownership interests (or any combination thereof) of five percent (5%) or more in the Company (as those terms are defined in 42 C.F.R. § 1001.1001) have complied in all material respects with all Legal Requirements and Court Orders (except as to Leases, as to which only Sections 2.12 and 2.23 apply, Taxes, as to which only Section 2.19 applies, Benefit Plans, as to which only Section 2.22 applies, and to Environmental Laws, as to which only Section 2.23 applies) applicable to the Company’s business. As used herein, the term “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees and orders and all governmental rules and regulations applicable to such Person, including: (i) laws related to fraud and abuse including the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a−7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), the criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), and any similar state laws; (ii) any laws and regulatory requirements related to coding, coverage, reimbursement, claims submission, billing and collections; (iii) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their implementing regulations and any state health care privacy, security or confidentiality laws, (iv) the Patient Protection and Affordable Care Act (Pub. L. 111−148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152) and the regulations adopted thereunder, and (v) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.). There are no restrictions imposed by any Governmental Authority upon the business, activities or services of the Company which would restrict or prevent the Company from operating as it currently operates, in all material respects.

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(c)                Without limiting the generality of the foregoing, the Company is in material compliance with all applicable Legal Requirements applicable to developing, testing, manufacturing, marketing, distributing, advertising or promoting the Company’s products administered or issued by the U.S. Food and Drug Administration (the “FDA”) or any other Governmental Authority. To the knowledge of the Company, there are no facts that furnish any reasonable basis for any warning or untitled letters from the FDA, or other similar communications from any other Governmental Authority; and there have been no warning or untitled letters, recalls, field notifications, alerts or seizures requested or, to the knowledge of the Company, threatened relating to the products of the Company.

(d)               The Company has not voluntarily disclosed to any Governmental Authority any violations of Legal Requirements since January 1, 2006.

(e)               The Company has timely filed in all material respects all material reports, data and other information required under applicable Legal Requirements.

(f)                 Neither the Company nor to its knowledge any of its employees has made any false statements on, or omissions from, any notifications, applications, approvals, reports and other submissions to any Governmental Authority, including the FDA.

(g)               The products manufactured and/or distributed by the Company (including products in inventory) are not adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Requirements) or misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Requirement).

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(h)               The Company owns, holds or possesses all licenses, franchises, permits, privileges, variances, immunities, approvals, clearances and other authorizations from Governmental Authorities that are necessary to entitle it to own or lease, operate and use its properties and assets and to carry on and conduct its businesses substantially as conducted (collectively, the “Governmental Permits”). Schedule 2.17(h)(i) sets forth a list of each Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Permits have been made available to Buyer. Except as set forth on Schedule 2.17(h)(ii): (i) the Company has fulfilled and performed its material obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default by the Company under any such Governmental Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or to the knowledge of the Company, of any event, condition or state of facts described in the preceding clause, has been received by the Company; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the transactions contemplated by this Agreement, in each case without (A) the occurrence of any breach, default or forfeiture of rights thereunder or (B) the consent, approval, or act of, or the making of any filing with, any Governmental Authority.

(i)                 To its knowledge, the Company has not used in any capacity the services of any person debarred by the FDA. Neither the Company nor any of its employees or to its knowledge any persons retained by it are currently disqualified or debarred by the FDA or any other Governmental Authority, or suspended, excluded or debarred from participation in any Federal Health Care Program. “Federal Health Care Program” means any plan or program that provides health care benefits, whether directly, through insurance, or otherwise, that is funded directly, in whole or in part, by the government of the United States of America (other than the Federal Employees Health Benefits Program), including the Medicare, Medicaid and TRICARE programs (described in Title XVIII of the Social Security Act (“SSA”), Title XIX of the SSA, and Title 10, Chapter 55 of the U.S.C., respectively), or any state health care program (as defined in Section 1128(h) of the SSA).

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(j)                 Except as set forth on Schedule 2.17(j), the Company has not received any written notice of, nor is it subject to any pending or, to the knowledge of the Company, threatened civil, criminal or administrative action, suit, proceeding, hearing, demand letter, investigation, claim, complaint, demand, request for information or notice relating to the failure of its products or services to comply with any Legal Requirement in any material respect. The Company is not currently, nor has it been since January 1, 2006: (i) subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or similar agreements or orders mandating or prohibiting future or past activities; or (ii) under formal investigation by the Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the Centers for Medicare and Medicaid Services, any state Attorney General, state Medicaid Agency, qui tam relator, or the FDA for promotional, billing, coding, reimbursement or other fraud and abuse or related issues.

(k)               The Company has not received from any Governmental Authority any written notice of adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, safety alert, mandatory or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action with respect to any of its products or services.

(l)                 The Company complies in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. 78dd et seq., and all local laws concerning corrupt payments. Neither the Company nor, to the knowledge of the Company, any Person acting on its behalf has, directly or indirectly, on behalf of or with respect to the Company, offered, paid, solicited or received any remuneration in violation of any Legal Requirement (including any kickback, bribe, or rebate) directly or indirectly, for referring, overtly or covertly, in cash or in kind in return for (i) referring or inducing the referral of an individual to a person for the furnishing or the arranging for the furnishing of any item or service for which payment may be made in whole or in part by any foreign or Federal Healthcare Program, (ii) purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by any such foreign or Federal Healthcare Program or (iii) otherwise obtaining or retaining business or securing an improper advantage. Except as set forth on Schedule 2.17(l), the Company does not employ or contract with any physicians in the operation of its business.

(m)             The Company does not bill any commercial insurance plan or any health care program administered or funded, in whole or in part, by the government of the United States of America, including the Medicare, Medicaid and/or TRICARE programs (described in Title XVIII of the SSA, Title XIX of the SSA, and Title 10, Chapter 55 of the U.S.C., respectively), for reimbursement of any Company item, product or service.

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(n)               The Company does not provide: (i) advice, training or instruction to customers or make decisions on behalf of customers regarding reimbursement, coverage, or coding for items or services on claims for reimbursement by any payer; (ii) except as set forth on Schedule 2.17(n), advertising or promotional services for any customers or (iii) clinical consulting services to any customers. To the Company’s knowledge, no healthcare entities serve as resellers, on an OEM basis or otherwise, of the Company’s items, products or services. The Company does not maintain any advisory boards. The Company has not awarded or offered to or engaged with customers or potential customers in educational grants, continuing medical education programs, educational items, charitable contributions, research, clinical collaborations or partnerships.

(o)               The Company complies in all material respects with all applicable Legal Requirements and contractual commitments relating to the generation, collection, privacy, security, transmission, use, de-identification, re-identification and disclosure of individually identifiable information, including HIPAA, HITECH, and the rules and regulations issued thereunder, with respect to the privacy, security and electronic transmission of individually identifiable health information. From and after its inception, the Company has not accessed, used or disclosed Protected Health Information (“PHI”), as such term is defined at 45 C.F.R. §160.103, in the course of operating its business.

2.18          Availability of Assets. Except as set forth on Schedule 2.18, the assets owned or leased by the Company constitute all of the assets and properties of the Company used in, or necessary for, the operation of the business of the Company in substantially the same manner in which it has heretofore been conducted.

2.19          Taxes. The representations and warranties set forth in this Section 2.19 are subject in all respects to the qualifications and disclosures set forth on Schedule 2.19.

(a)               The following terms shall have the following meanings:

(i)                 “Code” means the Internal Revenue Code of 1986, as amended.

(ii)               “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

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(iii)             “Tax” or “Taxes” means: all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority under any applicable Tax Law, including foreign, federal, state, local or other income, gross receipts, windfall profit, severance, production, license, employment, alternative or add-on minimum, ad valorem, stamp, environmental (including taxes under Code Section 59A), capital, goods and services, sales, use, consumption, excise, value-added, business, real property, personal property, transfer, franchise, withholding, payroll, or employer health taxes, customs, import, anti-dumping or countervailing duties, employment insurance premiums, and workers’ compensation payments, including any interest, penalties and fines associated therewith.

(iv)             “Tax Laws” means the Code and all foreign, federal, state, local or other statutes imposing a Tax, including all treaties, conventions, rules, regulations, orders, and decrees of any jurisdiction.

(v)               “Tax Returns” means all reports, elections, returns, and other documents required to be filed under the provisions of any Tax Laws (including any attached schedules) and any tax forms required to be filed, whether in connection with a tax return or not, under any provisions of any applicable Tax Laws, including any information return, claim for refund, amended return or declaration of estimated Tax.

(b)               All Tax Returns required to have been filed by or with respect to the Company have been timely filed. All such Tax Returns are true, correct and complete in all material respects. The Company has made available to the Buyer true and correct copies of the Tax Returns of the Company for all open taxable years for which the general statute of limitations period has not expired. The Company has paid all Taxes due and payable by the Company on or prior to the Closing Date (whether or not shown as due on such Tax Returns), except to the extent such Taxes were included in the calculation of Closing Working Capital.

(c)                No extension of time within which to file any Tax Return of the Company is currently in effect. The Company does not have in effect any waiver extending the applicable statute of limitations in respect of any of its Tax liabilities, and no written request for such a waiver is outstanding. The Company has not received written notice from any Governmental Authority of any material unpaid assessment against the Company of any Taxes.

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(d)               There is no action, suit, investigation, audit, claim or assessment pending or, to the knowledge of the Company, proposed or threatened with respect to Taxes for which the Company may be liable. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company has never paid Taxes or filed Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction. All Taxes that the Company is required by law to withhold or to collect for payment have been duly withheld and collected and, to the extent required, paid to the proper Governmental Authority. There are no Liens relating to Taxes pending or, to the knowledge of the Company, threatened against the Company, other than Permitted Liens. There are no outstanding tax-sharing agreements between the Company and any other Person. The Company is not liable for the Taxes of any other Person, including under Treasury Regulation § 1.1502-6 (or any similar provision of foreign, state or local Tax Laws), under any Tax indemnity agreement or Tax sharing agreement, as a transferee or successor, or otherwise, other than withholding Taxes arising in the ordinary course of business.

(e)               The Company (i) is, and since its formation has been, classified as a disregarded entity for federal income tax purposes and (ii) is not subject to any entity-level income Taxes in any jurisdiction in which it does business.

(f)                 The Company is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations.

2.20          Litigation. Except as disclosed on Schedule 2.20, there is no action, arbitration, litigation, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company, and the Company is not subject to any Court Order that is adverse to the Company. The Company does not have current plans to initiate any material action, arbitration, litigation or proceeding against another Person.

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2.21          Employees.

(a)               The Company complies in all material respects with all applicable Legal Requirements respecting employment and employment practices in the jurisdictions within which they operate including the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, state fair employment practices laws and all Legal Requirements related to wages, hours, discrimination, sexual harassment, civil rights, immigration, safety and health, workers’ compensation and the collection and payment of withholding Taxes, Social Security Taxes and similar Taxes. There is no lawsuit, grievance, arbitration, administrative hearing, workers compensation or workplace safety and insurance claim, employment standards complaint, pay equity complaint, occupational health and safety charge, claim or investigation of wrongful (including constructive) discharge, employment discrimination or retaliation, or sexual harassment, unfair labor practice charge or complaint or other material employment dispute of any nature pending or, to the knowledge of the Company, threatened against the Company.

(b)               The Company is not party to any collective bargaining agreement or other labor agreement. The Company’s employees are not represented by any union and there is no labor strike, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding pending or, to the knowledge of the Company, threatened against the Company.

(c)                There are no employment or consulting Contracts or arrangements (other than those terminable at will without liability to the Company) with any employees or consultants of the Company other than as described on Schedule 2.21(c)

.

(d)               With respect to each employee of the Company, Schedule 2.21(d) sets forth a true and correct list of such employee’s (i) name and title, (ii) current annual salary or hourly wages, (iii) current bonus or commission opportunity, (iv) date of hire (or adjusted hire date, if applicable) and (v) status as active or on leave (and, if on leave, expected date of return).

(e)               The Company is in compliance with the Workers Adjustment and Retraining Notification Act and all similar state laws (“WARN”) and has no liabilities pursuant thereto. The Company has not implemented or been involved in any “mass layoff” or “plant closing” (as defined in WARN) within the last twelve (12) months.

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2.22          ERISA; Compensation; Benefit Plans.

(a)               Schedule 2.22(a) sets forth a true and correct list of each Benefit Plan. For purposes of this Agreement, the term “Benefit Plan” means any employee compensation or benefit plan, policy, program, arrangement or agreement (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); pension, retirement, profit-sharing, thrift, savings, bonus, incentive, stock option or other equity or equity-based compensation, or deferred compensation, stock purchase, severance pay, retention, change of control, unemployment benefit, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, flexible spending account or scholarship plans, policies, programs, arrangements or agreements; and employment, retention, severance, change in control or similar agreements) offered, maintained or contributed to by the Company or with respect to which the Company is a party or otherwise has any liability, including contingent liability. There are no material compensation or benefit plans, policies, programs, arrangements or agreements of any type providing benefits to current or former employees, directors or independent contractors of the Company, or with respect to which the Company has any liability, other than the Benefit Plans.

(b)               With respect to each Benefit Plan, the Company has made available to the Buyer true and complete copies of: (i) all plan documents and amendments thereto, all trust agreements, insurance contracts and other funding vehicles, all material plan texts and agreements, and in the case of an unwritten Benefit Plan, a written summary of all material terms thereof; (ii) the current summary plan descriptions and material modifications thereto; (iii) the Forms 5500 filed for the three most recently completed plan years, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination or opinion letter received from the Internal Revenue Service, if applicable; and (vi) all written communications with any Governmental Authority since January 1, 2006.

(c)                Except as set forth on Schedule 2.22(c), with respect to each Benefit Plan: (i) such Benefit Plan has been maintained, administered, operated and enforced in accordance with its terms and all applicable Legal Requirements (including with respect to required filings with Governmental Authorities) in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which the Company or any Benefit Plan is liable or could otherwise have any liability (including any contingent liability or any liability as a result of an indemnification obligation); (iii) there is no pending dispute, action, claim (excluding routine claims for benefits), lawsuit, audit, inquiry or examination pending or, to the knowledge of the Company threatened; (iv) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Benefit Plan is liable in any respect or could otherwise have any liability (including contingent liability or any liability as a result of an indemnification obligation); and (v) all contributions required to be made by the plan document, Legal Requirements or other contractual undertaking, and all premiums due or payable with respect to insurance policies for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Balance Sheet and will be fully reflected in the Final Purchase Price.

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(d)               Each Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code is, to the knowledge of the Company, so qualified and no circumstances exist (i) which could reasonably be expected to result in loss of such qualification under Section 401(a) of the Code or (ii) which could reasonably be expected to result in a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Each such Benefit Plan has received an Internal Revenue Service determination letter or, in the case of a prototype plan, is the subject of an opinion letter.

(e)               Except as set forth on Schedule 2.22(e), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will or can reasonably be expected to (either alone or in combination with another event) (i) accelerate the time of payment, funding or vesting under any Benefit Plan, or (ii) increase the amount of compensation or benefits, or cause any compensation or benefits to become, due to any current or former employee, director, or independent contractor of the Company, or (iii) result in the forgiveness of any indebtedness of any current or former employee, director, or independent contractor of the Company, in any case, pursuant to the terms of any agreement or arrangement in effect on the date hereof. No amount paid or payable pursuant to the terms of any agreement or arrangement on the date hereof (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company does not have any obligation to make a “gross-up” or similar payment in respect of any Taxes that become payable under Section 4999 of the Code.

(f)                 None of the Benefit Plans is, and none of the Company or any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to, (i) a plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iv) any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (v) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). None of the Company or any ERISA Affiliate has any liability of any kind (including any contingent liability) whatsoever, under Section 302 or Title IV of ERISA or Section 412 of the Code.

(g)               Each Benefit Plan and each other arrangement with respect to which the Company has any liability that is subject to Section 409A of the Code has been administered, operated and maintained in material compliance with such section (including notices, rulings and final regulations), and the Company has not been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. None of the Company has any obligation to make a “gross-up” or similar payment in respect of any Taxes that become payable under Section 409A of the Code.

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(h)               Except as set forth on Schedule 2.21(c), with respect to current or former employees of the Company (or any beneficiaries thereof), no Benefit Plan provides, and none of the Company provides or has any obligation to provide, any continuation of welfare benefits (including medical and life insurance benefits) after such Person terminates employment, except for the coverage continuation requirements of Part 6 of Subtitle B of Title I of ERISA or similar Legal Requirements. No Benefit Plan provides, and none of the Company provides or has any obligation to provide, welfare benefits to any Person who is not a current or former employee of the Company (or a beneficiary thereof). None of the Company or any ERISA Affiliate has any liability (including any contingent liability) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code.

2.23          Environmental Laws. Each of the representations and warranties set forth in this Section 2.23 is subject in all respects to the qualifications and disclosures set forth on Schedule 2.23.

(a)               For purposes of this Agreement, the following definitions shall apply:

(i)                 “Environment” shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air.

(ii)               “Environmental Claim” shall mean any litigation, proceeding, order, directive, summons, complaint, citation or written notice of violation from any Person, including any Governmental Authority, relating to Environmental Laws or Hazardous Substances.

(iii)             “Environmental Laws” shall mean all foreign, federal, state and local statutes, regulations, rules and ordinances relating to pollution, protection of the Environment, Hazardous Substances or the discharge of materials into the Environment.

(iv)             “Hazardous Substances” shall mean waste, pollutant, contaminant, radioactive material, or hazardous or toxic material, substance or waste which is regulated under or for which liability or obligations are imposed by any Environmental Law including petroleum and petroleum byproducts, asbestos and asbestos-containing materials, medical and infectious wastes or polychlorinated biphenyls.

(b)               The properties, assets and operations of the Company have been and are in compliance in all material respects with all applicable Environmental Laws.

(c)                The use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances by the Company comply in all material respects with all applicable Environmental Laws.

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(d)               The Company has obtained all material permits, licenses and authorizations required under applicable Environmental Laws, and the operations of the Company comply in all material respects with the terms and conditions of such required permits, licenses and authorizations.

(e)               There are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company, and there are no facts or conditions relating to (i) the Company’s operations or businesses; (ii) any property currently or formerly owned, managed, controlled, leased, used or operated by the Company; or (iii) the Company’s use, treatment, storage, handling, Release or disposal of any Hazardous Substances that would reasonably be expected to give rise to an Environmental Claim against the Company.

2.24          Insurance. The Company is currently insured under the insurance policies listed on Schedule 2.24, true and complete copies of which have been made available to the Buyer. The Company complies in all material respects with the terms and provisions of such insurance policies and has not failed to give any notice or present any claim, incident or occurrence thereunder for which it wishes to seek insurance coverage in a due and timely manner. Except as disclosed on Schedule 2.24, as of the date of this Agreement, there are no material claims pending under any such insurance policy as to which the respective insurers have denied coverage. All premiums due to date under such policies have been paid.

2.25          Affiliate Transactions. Except for employment relationships and the payment of compensation and benefits in the ordinary course of business and except as otherwise disclosed on Schedule 2.25, since April 1, 2009 the Company has not been a party to any Contract with any officer, manager or Affiliate of the Company. To the knowledge of the Company, neither Seller nor any other Affiliate of the Company is party to any Contract with any customer or supplier of the Company listed on Schedule 2.16 that affects in any material respect the business of the Company. The Company does not have any liability, contingent or otherwise, with respect to any earn-out in favor of the prior owners of the Company.

2.26          Brokers. Except as set forth on Schedule 2.26, the Company has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Company is under no obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the transactions contemplated by this Agreement as a result of any agreement of the Company.

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2.27          Undisclosed Liabilities. Except for the liabilities listed on Schedule 2.27, to the knowledge of the Company, the Company does not have any material liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, that is not properly reflected or properly reserved against in the financial statements listed in Section 2.9, other than (a) liabilities that were incurred in the ordinary course of business since August, 31, 2011; (b) obligations for future performance under any Benefit Plan, Material Contract or other Contract; (c) liabilities that will be included in (or for which a reserve or accrual is to be included in) the computation of Closing Working Capital and (d) liabilities incurred in connection with this Agreement that will be paid at Closing.

Article III
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER MEMBERs

Each Seller Member severally, but not jointly, represents and warrants solely as to itself that each of the statements contained in this Article III is true and correct. Except for the representations and warranties expressly set forth in this Article III, no Seller Member makes any other representation or warranty (either express or implied).

3.1              Authority. If an individual, such Seller Member is legally competent to execute, deliver and perform its obligations under this Agreement. If not an individual, such Seller Member has the organizational power to enter into this Agreement and such Seller Member’s execution and delivery of this Agreement has been duly authorized by all necessary organizational action.

3.2              No Conflict. Such Seller Member’s execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under such Seller Member’s organizational documents, if applicable, any Legal Requirement or any material Contract binding upon such Seller Member.

3.3              Enforceability. This Agreement is the valid and binding obligation of such Seller Member enforceable against such Seller Member in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

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Article IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER

The Buyer represents and warrants to the Company and the Seller that each of the statements contained in this Article IV is true and correct. Except for the representations and warranties expressly set forth in this Article IV, Buyer makes no other representation or warranty (either express or implied).

4.1              Organization, Power and Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.

4.2              Power and Authority; No-Conflict. The Buyer has full entity power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other agreements, instruments and documents of the Buyer required hereby and none of such actions will result in any violation of, be in conflict with or constitute a default under any charter, by-law, organizational document, Legal Requirement, Contract, agreement or instrument to which the Buyer is a party or by which the Buyer is bound.

4.3              Consents and Approvals. Except as set forth on Schedule 4.3, no consent, order, approval, authorization, declaration or filing from or with any Governmental Authority or third party is required on the part of the Buyer for the execution, delivery and performance of this Agreement or any other agreement, instrument or document contemplated hereby by the Buyer or for the consummation of the transactions contemplated herein or therein.

4.4              Validity and Enforceability. This Agreement constitutes, and each other agreement, instrument and document of the Buyer contemplated hereby will be when executed and delivered by the Buyer, the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

4.5              Brokers. Except as set forth on Schedule 4.5, the Buyer has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Buyer is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

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4.6              No Other Agreements. Except for the agreements expressly contemplated hereby, none of the Buyer or any of its Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of the Company in respect of the transactions contemplated hereby.

4.7              No Other Representations or Warranties of the Seller, the Seller Members or the Company. The Buyer agrees that none of the Company, the Seller, any Seller Member or any of their respective Affiliates or advisors have made and shall not be deemed to have made, nor has the Buyer or any of its Affiliates relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, its business or the transactions contemplated by this Agreement, other than those representations, warranties, covenants and agreements explicitly set forth in this Agreement. Without limiting the generality of the foregoing, the Buyer agrees that no representation or warranty, express or implied, is made with respect to any financial projections or budgets.

Article V
COVENANTS

5.1              Tax Matters.

(a)               (i) The parties agree that the transactions contemplated hereby will be treated for Federal income Tax purposes as a sale and purchase of assets by the Seller and the Buyer, and the Seller, the Buyer and the Company shall file all Tax Returns consistently with such characterization.  The Buyer and the Seller shall cause an independent appraiser selected by the Buyer and reasonably acceptable to the Seller (the “Appraiser”) to conduct and deliver to the Buyer and the Seller, within ninety (90) days following the determination of the Final Purchase Price under Section 1.7, an appraisal (the “Appraisal”) of the fair market value at the time of the Closing of the assets owned by the Company.  The costs of the Appraisal shall be paid by the Buyer.  Within thirty (30) days following receipt of the Appraisal, the Buyer shall deliver to the Seller an executed copy of a schedule (the “Allocation Schedule”) allocating the Final Purchase Price among the assets of the Company.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and in accordance with the Appraisal.  The Seller agrees that promptly after receiving said Allocation Schedule it shall return an executed copy thereof to the Buyer.  The Buyer and the Seller each agrees to file Internal Revenue Service Form 8594, and all Federal, state, local, and foreign Tax Returns, in accordance with the Allocation Schedule.  The Buyer and the Seller each agrees to provide the other promptly with any other information required to complete Form 8594.

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(ii) In the event that the amount allocated to any of the asset classes listed on Schedule 5.1 pursuant to the Allocation Schedule exceeds the dollar amount specified on Schedule 5.1 for such asset class (with respect to each such asset class, the “Expected Allocation Amount”), then Buyer shall pay to the Seller an amount equal to the sum of (A) any Taxes payable by each Seller Member in excess of the Taxes that would have been payable by such Seller Member if the amount allocated to such asset class had equaled the Expected Allocation Amount and (B) any additional Taxes payable by such Seller Member on account of the payments described in this Section 5.1(a)(ii) (collectively, the “Allocation Make-Whole Amount”).  In the event that the amount allocated to any asset class specified on Schedule 5.1 exceeds the Expected Allocation Amount for such asset class, then within thirty (30) days following delivery of the Allocation Schedule, the Seller shall provide the Buyer with its calculation of the Allocation Make-Whole Amount along with reasonable detail supporting such calculation.  The Buyer shall have ten (10) days to review such calculation, and unless the Buyer disagrees with such calculation, it will pay to the Seller the amount so calculated no later than five (5) days following the end of such review period.  If the Buyer disagrees with the Seller’s calculation, it shall notify the Seller of the reasons for its disagreement in writing prior to the end of the review period specified in the preceding sentence and the parties shall negotiate in good faith to resolve such disagreement, in which case the Buyer shall pay the agreed-upon Allocation Make-Whole Amount no later than five (5) days following the resolution of such disagreement.  If the parties do not resolve such disagreement following negotiation, the Seller may bring an indemnification claim pursuant to Section 7.4.

(b)               All Tax Returns of the Company required to be filed after the Closing Date for any period ending on or prior to the Closing and for any Straddle Period shall be prepared and filed in a manner consistent with the past practice of the Company, except as otherwise required by any Legal Requirement. The Company shall permit the Seller to review and comment on each such Tax Return at least thirty (30) days prior to the filing date therefor and shall make such revisions to such Tax Returns as are reasonably requested by the Seller. After the Closing, all refunds or other amounts received or receivable by the Buyer or the Company in respect of Taxes paid prior to the Closing Date, in respect of any period ending on or prior to the Closing, or, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, shall be paid by the Buyer or the Company to the Seller, except to the extent such refund was included in the calculation of Closing Working Capital, in which case no payment shall be due. No such amounts shall be used or applied to pay Taxes that may be due in respect of any subsequent period. Except as required by any Legal Requirement, neither the Buyer nor the Company shall amend any Tax Returns of the Company in respect of Taxes paid on or prior to the Closing, in respect of any period ending on or prior to the Closing, or, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, without the prior written consent of the Seller. Any payment to the Seller under this Section 5.1(b) shall be treated as an increase to the Purchase Price for tax purposes. For the avoidance of doubt, payments of the Closing Indebtedness, Sale Bonuses (to the extent payable on the Closing Date) and Seller’s Expenses shall be attributable to the Tax period ending on or prior to the Closing Date. The Company’s obligation to pay any Sale Bonuses due after (but not at) the Closing shall be treated consistently by the Buyer, the Company and the Seller as contingent liabilities for all Tax purposes, and in the event any such Sale Bonuses are paid after the Closing Date, such parties shall report the payment of such Sale Bonuses in accordance with the principles of Treasury Regulations section 1.461-4(d)(5) (i.e., as deductible by the Seller in the taxable year in which paid and as an increase in the Purchase Price paid by Buyer).

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(c)                After the Closing Date, each of the Seller and the Buyer shall (and shall cause their respective Affiliates to):

(i)                 timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to sales, transfer and similar Taxes;

(ii)               provide reasonable assistance to the other party in preparing any Tax Returns which such other party is responsible for preparing and filing (at such other party’s expense);

(iii)             cooperate fully in preparing for and defending any audits of, or disputes with any Governmental Authority regarding, any Tax Returns or Taxes of the Company;

(iv)             make available to the other and to any Governmental Authority as reasonably requested all information, records, and documents relating to Taxes of the Company; and

(v)               furnish the other with copies of all correspondence received from any Governmental Authority in connection with any Tax audit or information request.

(d)               With respect to any examination, audit, contest, appeal or other proceeding (a “Tax Contest”) relating solely to Taxes of the Company for which Seller could be liable under this Agreement, Seller shall have the right to control such Tax Contest and to employ counsel of Seller’s choice at Seller’s expense; provided, that Buyer and its representatives shall be entitled to participate (at Buyer’s expense) in any such Tax Contest. Notwithstanding the foregoing, neither Seller nor any Affiliate of Seller shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of Buyer or the Company or any Affiliate thereof for any period after the Closing Date to any extent unless Seller has indemnified the Buyer against the effects of any such settlement (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed. With respect to any other Tax Contest relating to Taxes for which the Sellers could be liable under this Agreement, (i) Buyer shall have the right to control such Tax Contest and to employ counsel of Buyer’s choice at Buyer’s expense, (ii) Seller and its representatives shall be entitled to participate (at Seller’s expense) in any such Tax Contest and (iii) neither Buyer nor any Affiliate of Buyer shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes for which Sellers are liable under this Agreement to any extent unless Buyer agrees in writing to forego any indemnification for such Taxes without the prior written consent of Seller, such consent not to be unreasonably withheld. In the event of any conflict between this Section 5.1(d) and Article VII, in the case of any Tax Contest, the provisions of this Section 5.1(d) shall control.

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(e)               The covenants contained in this Section 5.1 shall survive indefinitely.

5.2              Books and Records. For a period of six (6) years after the Closing, the Seller Members’ Agent and its accountants, lawyers and representatives shall be entitled at all reasonable times to have access to and to make copies of the books and records and other information of the Company for any purpose relating to the Seller’s ownership of the Company prior to the Closing including the preparation of Tax Returns. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 5.2 shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege.

5.3              Benefit Plans. To the maximum extent permitted by law, for the purposes of any of the employee benefit and compensation plans, programs, policies and arrangements of the Buyer in which any individual who is an employee of the Company immediately prior to the Closing Date (each, an “Affected Employee”) becomes eligible (collectively, the “Buyer’s Plans”) and for which eligibility or vesting of benefits depends on length of service, and for any benefit for which an Affected Employee becomes eligible and for which the amount or level of benefits depends on length of service, the Buyer shall give (or cause to be given) to each such Affected Employee full credit for past service with the Company as of and through the Closing Date (“Prior Service”) to the extent credited under the plans, programs, policies and arrangements of the Company in effect on the date of this Agreement (collectively, the “Company Plans”), but only to the extent as would not result in any duplication of benefits. In addition, to the maximum extent permitted by law, each Affected Employee shall (a) to the extent he or she becomes eligible for a Buyer’s Plan that is an “employee welfare benefit” within the meaning of Section 3(1) of ERISA, be given credit for Prior Service for purposes of eligibility to participate, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations; (b) to the extent he or she becomes eligible for a Buyer’s Plan that is a “employee welfare benefit” within the meaning of Section 3(1) of ERISA, be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Buyer’s Plan; and (c) remain eligible to use under the Company Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued and available to the employee under the Company Plans immediately prior to the Closing but subject to any rules regarding the use of such leave (including any deadlines by which such leave must be used), in each case only (i) to the extent the Company provides, or causes to be provided, to the Buyer all information reasonably requested by the Buyer to permit the Buyer and the applicable insurance companies and other third-party service providers to effectuate the intent of the foregoing, (ii) to the extent as would not result in any duplication of benefits and (iii) if permitted by applicable insurance Contracts and providers. The Buyer will use commercially reasonable efforts to cause its insurance providers to permit such benefits to Affected Employees under the Buyer’s Plans.

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Regardless of anything else contained herein, the parties do not intend for this Agreement to amend any employee benefit plan, program, policy, agreement or arrangement or to create any rights or obligations except between the parties. No Affected Employee or other current or former employee of the Company, including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. Notwithstanding anything set forth herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of Buyer or any of its Affiliates to continue the employment of any Affected Employee for any definite period following the Closing Date, and (ii) nothing in this Agreement shall preclude Buyer or any of its Affiliates from altering, amending, or terminating any of its employee benefit plans, or the participation of any of any employees in such plans, at any time.

5.4              Non-Competition; Non-Solicitation.

(a)               In furtherance of the transactions contemplated hereby and more effectively to protect the value and goodwill of the assets and businesses of the Company, each of the Seller, Helen Zinreich Shafer and David A. Zinreich covenants and agrees that, for a period ending on the fifth anniversary of the Closing Date, such Person shall not:

(i)                 directly or indirectly own, manage, operate, control, participate in, perform services for or otherwise carry on, a business competitive with the businesses conducted by the Company as of the Closing Date anywhere in the world (it being understood by the parties hereto that the businesses conducted by the Company are not limited to any particular region of the world and that the businesses conducted by the Company may be engaged in effectively from any location in the world); or

(ii)               directly or indirectly, either on such Person’s own behalf or on behalf of any other Person, induce or attempt to persuade any supplier or customer of the Company to terminate or modify its business relationship with the Company;

provided, however, that nothing set forth in Section 5.4(a) shall prohibit the Seller, Helen Zinreich Shafer and David A. Zinreich, respectively, from owning not in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange.

(b)               In furtherance of the transactions contemplated hereby and more effectively to protect the value and goodwill of the assets and businesses of the Company, each of the Seller and each Seller Member covenants and agrees, severally and not jointly, that, for a period ending on the fifth anniversary of the Closing Date, such Person (and, in the case of Riverside Fund III, L.P., its affiliated funds, general partner and management company) shall not hire any employee of the Company prior to his or her termination by the Company, or, directly or indirectly, solicit, induce or encourage any employee of the Company to terminate his or her employment with the Company or to accept employment with any other Person, or cooperate with any others in doing or attempting to do so. As used herein, the term “solicit, induce or encourage” includes (i) initiating communications with an employee of the Company relating to possible employment, or (ii) offering bonuses or additional compensation to encourage any employee of the Company to terminate his or her employment with the Company and accept employment with any other Person.

(c)                The parties acknowledge and agree that the restrictions contained in this Section 5.4 are reasonable (including as to scope, time and area), not unduly restrictive of Seller’s and the Seller Members’ rights, supported by adequate consideration and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause immediate and irreparable injury to Buyer for which there would be no adequate monetary damages. In the event of a breach or a threatened breach by Seller or any Seller Member, such Person acknowledges and agrees that Buyer shall be entitled to an injunction restraining such Seller or Seller Member from such breach or threatened breach without the requirement of posting bond, in addition to any other remedy to which Buyer may be entitled at law or in equity. In addition, the parties acknowledge and agree that the restrictions contained in this Section 5.4 are essential elements of this Agreement and that but for these restrictions, Buyer would not have agreed to enter into this Agreement and the transactions contemplated hereby, and Seller and each Seller Member agrees not to challenge the validity or importance of such restrictions applicable to the Seller or such Member. If any court determines that any provision of this Section 5.4 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision until, in such reduced form, such provision shall be enforceable. It is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 5.4 in the jurisdiction of the court that has made the adjudication.

5.5              Further Assurances. If, after the Closing Date, Seller or Buyer identify any asset that should have been transferred to Buyer, and that inadvertently was not previously transferred by Seller to the Company or the Buyer, including because such asset was in the name of Seller instead of the Company, then Seller shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may reasonably be required to promptly transfer such asset to Buyer for no additional consideration.

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5.6              Change in Corporate Name. Seller agrees to change its company name, within thirty (30) days after the Closing, to a name that does not include reference to “IZI” or any other term related to the business of the Company.

5.7              Post-Closing Confidentiality. The Seller and each Seller Member hereby covenants and agrees, severally and not jointly, that from and after the Closing Date, it will not and will not permit its respective employees, officers, directors or advisors to disclose, give, sell, use or otherwise divulge any confidential information that relates to the Company, including trade secrets, processes, data, know-how, marketing plans, forecasts, unpublished financial statements, budgets, licenses, prices, employee, customer and supplier lists, product development information and techniques, policies and strategies, details of customer Contracts and operations methods, whether known to such Person prior to the Closing or learned or disclosed after the Closing, provided, however, (i) a Seller Member may use confidential information in the performance of his or her duties as an employee of the Company, (ii) the Seller and any Seller Member may use confidential information in connection with the enforcement of such Person’s rights in any proceeding, (iii) the Seller and any Seller Member may disclose confidential information to the extent required by law; and (iv) Riverside Fund III, L.P. and its Affiliates may disclose information about Riverside’s investment in the Company and summary financial performance of the Company. If the Seller, any Seller Member or any of their respective representatives becomes legally compelled to disclose any such confidential information, such Person shall provide the Company with prompt written notice of such requirement so that the Company may, at its expense, seek a protective order or other remedy or waive compliance with this Section 5.7. If such protective order or other remedy is not obtained, or the Company waives compliance with this Section 5.7, such Person shall furnish only that portion of such confidential information that is legally required to be provided. In the event of a beach by the Seller, any Seller Member or any of their respective representatives of any of the terms and conditions of this Section 5.7 and in accordance with the provisions of Section 8.4, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in a court of competent jurisdiction, either at law or in equity, to obtain damages for any breach or to seek to enforce the specific performance thereof by such party or to enjoin such party from violating the provisions of this Section 5.7 by seeking a temporary restraining order or similar relief.

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5.8              General Release. The Seller and each Seller Member voluntarily, knowingly and irrevocably releases and forever discharges the Company and its officers, directors, managers, employees and Affiliates from any and all actions, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing, and the Company voluntarily, knowingly and irrevocably releases and forever discharges the Seller and its officer, directors, managers, members, employees and Affiliates from any and all actions, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing; provided, however that this Section 5.8 will not be construed to release any rights or obligations with respect to (a) any obligation owed to such Person under this Agreement or any agreement, document or instrument entered into pursuant to this Agreement, including rights to indemnification pursuant to Article VII, (b) payment of compensation earned by any Seller Member in connection with services provided to the Company prior to the Closing or any amounts owed under any bonus plan or Benefit Plan, (c) any rights any Seller Member may have under any insurance policy maintained by the Company or the Seller naming such Seller Member as an insured party, including any directors or officers liability insurance policy, (d) any rights to indemnification any Seller Member may have as a manager, member, officer or Affiliate of the Company or any of its Affiliates, (e) any rights under the limited liability company agreement of the Seller, (f) claims based on fraud or (g) any rights of Fifth Street Finance Corp. (an affiliate of FSFC Holdings, Inc.) that survive delivery of its payoff letter, dated as of November 11, 2011, related to that certain Credit Agreement dated as of March 31, 2009, as amended by that certain First Amendment to Credit Agreement dated May 31, 2011, by and between Fifth Street Finance Corp. and the Company.

5.9              Sale Bonuses. The portion of the Sale Bonuses due at Closing shall be paid promptly after the Closing by the Company to the recipients (less applicable Tax withholdings) as part of its normal payroll process. The remaining portions of the Sale Bonuses shall be paid by the Company to the recipients when earned in accordance with their terms (less applicable Tax withholdings) as part of its normal payroll process. Any portion of the Sale Bonuses that is not earned shall be paid by the Company to the Seller promptly (and, in any event, within ten days) following the determination it will not be earned. The Company shall not amend, modify or waive any provision of the Sale Bonus letters issued to the recipients of Sale Bonuses without the prior written consent of the Seller.

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Article VI
[RESERVED]

Article VII
SURVIVAL; INDEMNIFICATION

7.1              Survival. The representations and warranties contained in this Agreement shall survive the Closing until the fourteen (14) month anniversary of the Closing, provided that (a) the representations and warranties contained in the first two sentences of Section 2.1 (Organization, Power and Standing) and Sections 2.6 (Title), 2.8 (Capitalization), 2.26 (Brokers), 4.1 (Organization, Power and Standing), 4.5 (Brokers) and 4.7 (No Other Representations or Warranties of the Seller, the Seller Members or the Company) shall survive indefinitely and (b) the representations and warranties contained in Section 2.19 (Taxes), solely to the extent they relate to income Taxes, shall survive until the date that is three (3) months after the expiration of the statute of limitations period (taking into account extensions thereof) applicable to the underlying subject matter to which such representations and warranties relate (the representations and warranties referenced in clauses (a)-(b) of this sentence, collectively, the “Fundamental Representations”). No claim for breach of any representation or warranty may be brought after the fourteen (14) month anniversary of the Closing, except for claims (i) of which the Seller Members’ Agent has been notified in writing with reasonable specificity by the Buyer prior to such date, (ii) of which the Buyer has been notified in writing with reasonable specificity by the Seller Members’ Agent prior to such date, or (iii) for breach of the Fundamental Representations, which may be brought for so long as the respective Fundamental Representations survive. No claim pursuant to Section 7.2(b) (other than claims solely to the extent they relate to income Taxes) may be brought after the fourteen (14) month anniversary of the Closing, except for claims of which the Seller Members’ Agent has been notified in writing with reasonable specificity by the Buyer prior to such date. The covenants and agreements contained in this Agreement to be performed after the Closing shall survive in accordance with their respective terms.

7.2              Indemnification of the Buyer for matters relating to the Company. Subject to the other terms of this Article VII, from and after the Closing, the Seller Members shall severally, but not jointly, in proportion to their respective Pro Rata Shares, indemnify and hold the Buyer and its Affiliates (the “Buyer Indemnified Parties”) harmless from all Losses incurred by the Buyer and its Affiliates that arise or result from (as determined by an order of a court of competent jurisdiction or by written agreement of the Seller Members’ Agent and the Buyer) (a) any breach of any of the representations or warranties contained in Article II, (b) (i) Taxes imposed on the Company, or for which the Company is liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, provided that Seller shall not be liable for any Tax liability to the

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extent such Tax liability is taken into account in computing Closing Working Capital; and (ii) fifty percent of any sales Tax, use Tax, real property transfer or gains Tax, asset transfer Tax, documentary stamp Tax or similar Tax attributable to the transactions contemplated by this Agreement, (c) claims by any current or former securityholder of the Seller relating to the legality, validity or fairness of the transactions contemplated by this Agreement, (d) any Seller’s Expenses, Sale Bonuses or Closing Indebtedness of the Company that are not paid prior to or at the Closing or otherwise taken into account in the payments at Closing pursuant to Section 1.4, and (e) any failure of the Seller to perform any of its post-Closing covenants or agreements contained herein (the indemnities provided under clauses (b) (solely to the extent they relate to income Taxes), (c), (d) and (e), together, the “Fundamental Indemnities”). For purposes of clause (b)(i) of the preceding sentence, in the case of any Straddle Period, the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined on a “closing of the books” basis; provided, that Taxes that are calculated on an annual basis such as property Taxes, shall be apportioned between such two taxable years or periods on a daily basis. The Buyer Indemnified Parties’ right to indemnification under this Section 7.2, however, shall be subject to the following limitations and conditions:

(i)                 No claim shall be made unless, and only to the extent that, the cumulative amount of Losses incurred by the Buyer Indemnified Parties exceeds $350,000, and then the Buyer Indemnified Parties shall only be entitled to recover the amount of such excess; provided that claims for breach of any of the Fundamental Representations and Fundamental Indemnities shall not be subject to the foregoing limit and shall not be included in the determination of whether the limit has been reached.

(ii)               The sole and exclusive source of payment for a claim under this Section 7.2 shall be limited to the amount of cash held by the Escrow Agent from time to time pursuant to and in accordance with the Escrow Agreement (the “Escrow Fund”), and no Buyer Indemnified Party shall seek recourse against any other assets of the Seller Members for any claim; provided that the limitation in this clause (ii) shall not apply to claims for breach of any of the Fundamental Representations and Fundamental Indemnities.

(iii)             All claims by the Buyer Indemnified Parties for indemnification pursuant to this Section 7.2, other than claims for breach of any of the Fundamental Representations and Fundamental Indemnities, shall only be brought against the Escrow Fund until it is exhausted.

(iv)             No Seller Member shall be liable for any Loss in excess of such Seller Member’s Pro Rata Share of such Loss, except in the case of fraud by such Seller Member. A Seller Member’s “Pro Rata Share” shall equal the percentage set forth opposite such Seller Member’s name on Schedule 7.2(iv). In no event will any Seller Member be liable under this Agreement for an amount in excess of such Seller Member’s Pro Rata Share of the total amounts paid pursuant to Sections 1.4(a)(iv), (v) and (vi), except in the case of fraud by such Seller Member.

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(v)               No claim shall be made with respect to Losses arising out of any matter set for on Schedule 7.2(v).

(vi)             No Buyer Indemnified Party shall offer to compromise any claim unless the same offer is made to all of the Seller Members. No Buyer Indemnified Party shall bring an indemnification claim under this Section 7.2 unless it brings such claim against all of the Seller Members.

(vii)           No claim shall be made with respect to Losses arising out of any breach of the representations or warranties contained in Article II to the extent there has been a corresponding reduction in the calculation of the Final Purchase Price.

7.3              Indemnification of Buyer for matters relating to the Seller Members. Subject to the other terms of this Article VII, from and after the Closing, each Seller Member shall severally, but not jointly, indemnify and hold the Buyer Indemnified Parties harmless from all Losses incurred by them that arise or result from (as determined by an order of a court of competent jurisdiction or by written agreement of such Seller Member and the Buyer) (a) any breach of the representations and warranties of such Seller Member contained in Article III of this Agreement or (b) any failure of such Seller Member to perform any of its respective covenants or agreements contained herein. In no event, however, will any Seller Member be liable under this Agreement (y) for an amount in excess of such Seller Member’s Pro Rata Share of the total amounts paid pursuant to Sections 1.4(a)(iv), (v) and (vi), except in the case of fraud by such Seller Member, or (z) for breach of any representation, warranty or covenant made by any other Seller Member (it being understood and agreed that nothing in this Section 7.3 shall prevent Buyer from recovering from the Escrow Fund an amount equal to such Seller Member’s interest in the amounts then remaining in the Escrow Fund with respect to any claim for indemnification against such Seller Member pursuant to this Section 7.3).

7.4              Indemnification of Seller, Seller Members and the Seller Members’ Agent. Subject to the other terms of this Article VII, from and after the Closing, the Buyer shall indemnify and hold the Seller, the Seller Members, the Seller Members’ Agent and their respective Affiliates (collectively, the “Seller Indemnified Parties”) harmless from all Losses incurred by them that arise or result from (a) any breach of any of the representations and warranties of Buyer contained in this Agreement, (b) the failure of the Buyer to perform any of its covenants or agreements set forth herein, (c) the failure of the Company to perform any covenant or agreement set forth herein that by its terms is to be performed after the Closing (including without limitation the failure to pay any Sale Bonuses that are not paid pursuant to Section 5.9) or (d) fifty percent of any sales Tax, use Tax, real property transfer or gains Tax, asset transfer Tax, documentary stamp Tax or similar Tax attributable to the transactions contemplated by this Agreement.

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7.5              Procedure for Indemnification.

(a)               Any party entitled to make a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof (if known), and the basis therefor. The indemnifying party will be relieved of its indemnification obligations hereunder to the extent that it is prejudiced by the indemnified party’s failure to give such prompt notice. The party from whom indemnification is sought shall respond to each such claim within thirty (30) days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification (unless reasonably necessary to protect the rights of the party seeking indemnification) until the expiration of the 30-day response period.

(b)               If a claim for indemnification hereunder is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the indemnified party, by notifying the indemnified party within twenty (20) days after receipt of the applicable claim notice that it is assuming control of the defense of such claim; provided that the indemnified party may also participate in any proceeding with counsel of its choice at its expense; provided further, that the indemnifying party shall not be entitled to assume the entire control of the defense of a claim in which (i) both the indemnified party and the indemnifying party are named as parties and either the indemnified party or the indemnifying party reasonably determines with the advice of counsel that there are one or more material legal defenses reasonably likely to be available to it that are different from or in addition to those available to the other party, or that a conflict of interest between such parties is reasonably likely to exist with respect to such claim, (ii) such claim seeks an order, injunction or other equitable relief against any Indemnified Party or its Affiliates that is likely to have a material continuing effect on the assets, properties or business of the Company or the Interests or (iii) in the event the indemnified party is a Buyer Indemnified Party if (x) the amount of Losses the Buyer Indemnified Parties reasonably expect to incur in connection with such claim minus the portion of the Escrow Fund then remaining that is not subject to outstanding claims, exceeds (y) the portion of the Escrow Fund then remaining that is not subject to outstanding claims. If the indemnifying party so assumes the defense, it shall not have the right to settle or resolve any such claim by a third party unless (i)(A) the indemnifying party pays or agrees to pay or cause to be paid all amounts arising out of such settlement or compromise, subject to the terms of this Agreement, (B) such settlement or compromise would not encumber any of the material assets of any indemnified party or, in the event the indemnified party is a Buyer Indemnified Party, any material assets of the Company, or impose any restriction or condition that would apply to or materially adversely affect any indemnified party or the conduct of any indemnified party’s business, (C) the indemnifying party obtains, as a condition of such settlement or compromise, a complete release of any indemnified party that could reasonably be affected by such claim by a third party, and (D) such settlement or compromise does not involve any admission of liability or wrongdoing by any indemnified party or any of its Affiliates, or (ii) such settlement or resolution receives the prior written approval of the Buyer, in the event the indemnified party is a Buyer Indemnified Party, or the Seller Members’ Agent, in the event the indemnified party is a Seller Indemnified Party. Notwithstanding the foregoing, the indemnified party shall have the right to pay, settle or compromise any claim if it shall have sought the consent of the indemnifying party to such payment, settlement or compromise and such consent was unreasonably withheld, conditioned or delayed.

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(c)                The party claiming indemnification shall cooperate fully with the indemnifying party and make available to the indemnifying party all pertinent information under its control. Without limiting the generality of the foregoing, Buyer will, and will cause employees of the Company to, cooperate fully with the Seller Members’ Agent in connection with any matter for which Seller Members are the indemnifying party. Such cooperation shall include (i) assisting in the collection and preparation of discovery materials, (ii) meeting with (and making employees available to meet with) the Seller Members’ Agent and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial during normal business hours and (iii) providing to the Seller Members’ Agent and/or its counsel all information under the control of the Company that is reasonably deemed necessary by the Seller Members’ Agent and/or its counsel for the defense or prosecution of such matter.

7.6              Determination of Losses. As used herein, “Losses” means all Taxes, damages, losses, diminution in value, expenses, costs and liabilities (including reasonable attorney’s fees and costs of collection), but excluding all punitive and exemplary damages (except to the extent payable to third parties). In determining the amount of any Losses for which a Buyer Indemnified Party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention, reasonable costs of recovery or increase in insurance rates due to such claim) and other third party recoveries actually received by the Buyer Indemnified Parties or the Company in respect of such Losses (after giving effect to any reasonable costs of recovery), which proceeds and recoveries the Buyer agrees to use commercially reasonable efforts to obtain, except that Buyer shall not be obligated to pursue litigation. Losses shall be determined on an “after-tax” basis at the time of the indemnification payment using reasonable assumptions and present value concepts by taking into account any decrease in Taxes resulting from the event giving rise to such Losses and any increase in Taxes resulting from receipt of the indemnification payment. If an indemnification payment is received by a Buyer Indemnified Party, and any Buyer Indemnified Party or the Company later receives insurance proceeds or other third party recoveries in respect of the related Losses, the Buyer shall immediately pay to the Escrow Agent, for inclusion in the Escrow Fund or, if the Escrow Fund has been released, to the Seller, for the benefit of the Seller Members, a sum equal to the lesser of (a) the actual amount of such insurance proceeds or other third party recoveries (minus reasonable costs of recovery or increases in insurance rates due to such claim) or (b) the actual amount of the indemnification payment previously paid by any Seller Member or the Seller Members’ Agent, on behalf of the Seller Members, with respect to such Losses. All parties shall use commercially reasonably efforts to mitigate the amount of Losses for which they may be entitled to indemnification hereunder to the extent required by applicable Legal Requirements.

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7.7              Subrogation. If (a) the Seller Members’ Agent authorizes any indemnification payment hereunder, and (b) the Buyer or the Company has or may have a claim against a third party (including any insurer) in respect of the related Losses, the Seller Members’ Agent, on behalf of the Seller Members, shall be subrogated to the rights and claims of the Buyer and the Company, as the case may be, against such third party. The Seller Members’ Agent (on behalf of the Seller Members) shall not, however, have the right to collect aggregate payments from such third party or third parties in excess of the actual amount of the indemnification payment previously paid by any Seller Member or the Seller Members’ Agent, on behalf of the Seller Members, with respect to such Losses. The Buyer and the Company will execute and deliver to the Seller Members’ Agent such documents and take such other actions as may reasonably be requested in order to give effect to this Section.

7.8              Remedies Exclusive. Except for equitable relief (including the remedies of specific performance and injunction) with respect to the breach of any covenant or agreement to be performed at or after the Closing, the remedies provided in this Article VII shall be the sole and exclusive remedies of the Buyer Indemnified Parties and Seller Indemnified Parties and their heirs, successors and assigns after the Closing with respect to this Agreement and the transactions contemplated by this Agreement including any breach or non-performance of any representation, warranty, covenant or agreement contained herein. No Buyer Indemnified Party or Seller Indemnified Party shall bring any claim with respect to this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, except to bring a claim for (i) fraud against the party that committed such fraud, (ii) indemnification against the Seller Members in accordance with Section 7.2, (iii) indemnification against a particular Seller Member in accordance with Section 7.3, or (iv) indemnification against the Buyer in accordance with Section 7.4; provided, however, that any party may seek equitable relief, including the remedies of specific performance and injunction, with respect to the breach of any covenant or agreement to be performed after the Closing. The provisions of this Article VII constitute an integral part of the consideration given to Seller pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Purchase Price payable to Seller pursuant to this Agreement.

7.9              Tax Treatment of Indemnity Payments. To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all purposes, and the parties agree to file their Tax Returns consistently with such characterization.

7.10          No Contribution by the Company. For the avoidance of doubt, Seller Members’ Agent and the Seller Members may not seek contribution from the Company with respect to any indemnification obligations of Seller Members’ Agent or the Seller Members hereunder.

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Article VIII
MISCELLANEOUS

8.1              Notices. Any notices, demands and communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally, as of the date received; (b) if delivered by certified mail, return receipt requested, three (3) business days after being mailed; (c) if delivered by a nationally recognized overnight delivery service, two (2) business days after being sent to such delivery service; or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

(i)                 If to the Seller Members’ Agent or the Company, to:

c/o Riverside Partners

One Exeter Plaza

Boston, MA 02116

Attention: Philip Borden

Facsimile: (617) 351-2801

E-mail: pborden@riversidepartners.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention: T.J. Murphy

Facsimile: (617) 248-4000

E-mail: tmurphy@choate.com

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(ii)               If to the Buyer or, after the Closing, the Company, to:

Landauer, Inc.

2 Science Road

Glenwood, Illinois 60425

Attention: Chief Financial Officer

Facsimile: (708) 755-7016

with a copy (which shall not constitute notice), to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

     Attention: Larry A. Barden

  Seth H. Katz

Facsimile: (312) 853-7036

8.2              No Waiver. No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

8.3              Amendments and Waivers. The provisions of this Agreement may be modified, amended or waived at any time only by a writing signed by (a) the Buyer, (b) the Company, and (c) the Seller Members’ Agent, and any such modification, amendment or waiver shall be binding on each of the parties hereto, including the Seller Members.

8.4              Choice of Law; Forum; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. Any proceeding arising out of or relating to this Agreement may be brought in the federal or state courts located in Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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8.5              Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but may not be assigned by any party without the prior written consent of the Buyer, the Company and the Seller Members’ Agent; provided, however, that the Buyer may collaterally assign its rights under this Agreement to its lenders.

8.6              Integration; Schedules. This writing, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding among the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby. Information set forth on any Schedule hereto shall be deemed to qualify each Section of this Agreement to which such information is applicable (regardless of whether or not such Section is qualified by reference to a Schedule), so long as application to such Section is reasonably discernible from the reading of such disclosure. No information set forth on any Schedule hereto shall be deemed to broaden in any way the scope of the Company’s representations and warranties. The inclusion of an item on any Schedule hereto is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule hereto is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item, copies of which have been made available to the Buyer. No disclosure in any Schedule hereto relating to any possible breach or violation of any agreement, Governmental Permit or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

8.7              Counterparts. This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

8.8              Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.

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8.9              No Third Party Beneficiaries. The Persons listed in Section 4.7 of this Agreement are intended third party beneficiaries of the Buyer’s covenants, agreements, representations and warranties in such Section. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any third party any right, remedy or claim under or in respect of this Agreement or any provision hereof.

8.10          Construction of Agreement.

(a)               Severability. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

(b)               No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)                Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(d)               Business Days. Any reference to a “business day” is a reference to any day except Saturday, Sunday, any statutory holiday in the State of New York or any other day on which the principal chartered banks in New York City are closed for business.

(e)               Calculation of Days. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next business day.

(f)                 Knowledge. Any reference to “to the knowledge of the Company,” “to the Company’s knowledge,” or any other similar phrase shall mean the actual knowledge, after reasonable review of such individual’s files, of Helen Zinreich Shafer, David A. Zinreich, Daniel Berry and Philip Borden.

(g)               Pronouns. All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.

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(h)               Legal Requirements and Documents. Unless otherwise specified, (i) any references herein to any Legal Requirement shall be construed as a reference thereto as amended, restated and supplemented from time to time, and (ii) any reference to this Agreement or any other document is a reference to this Agreement or such other document as amended, restated and supplemented from time to time and includes all schedules and exhibits thereto.

(i)                 References to this Agreement. The words “hereof,” “herein,” “hereto,” “hereunder,” “hereby” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(j)                 Including. Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation.”

8.11          The Seller Members’ Agent.

(a)               The Seller shall serve as the “Seller Members’ Agent”. The Seller Members’ Agent shall be irrevocably and exclusively authorized as the Seller Members’ attorney, with full power of substitution, to take all actions and make all decisions and determinations on behalf of the Seller Members in respect of this Agreement, any certificate, agreement or document entered into by the Seller Members pursuant to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby. Without limiting the generality of the prior sentence, the Seller Members’ Agent shall be exclusively authorized to (i) negotiate, execute and deliver all amendments, modifications and waivers to this Agreement, the Escrow Agreement or such certificates, agreements and documents; (ii) take all actions on behalf of the Seller Members in connection with any claims or disputes with respect to this Agreement, the Escrow Agreement, such certificates, agreements and documents, and/or the transactions contemplated hereby or thereby (other than any claims against a Seller Member under Section 7.3 of this Agreement); (iii) to initiate, prosecute, defend and/or settle such claims and disputes; (iv) to authorize payments from the Escrow Amount and/or the Seller Members’ Agent Fund; and (v) to take all actions and sign all documents necessary, convenient or advisable to accomplish any of the foregoing. No Seller Member shall be permitted to take any such actions without the prior written approval of the Seller Members’ Agent. The Seller Members’ Agent shall not take any action that would treat any Seller Member differently than the other Seller Members without such Seller Member’s written approval. This power of attorney is deemed coupled with an interest and shall survive the death, incapacity, disability, termination, liquidation, dissolution or any other event affecting any Seller Member. Notwithstanding the foregoing, the Seller Members’ Agent agrees to consult with Helen Zinreich Shafer and David A Zinreich in connection with the settlement of any claim paid out of the Escrow Fund or Seller Members’ Agent Fund.

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(b)               The Seller Members’ Agent will not receive a fee for serving as the representative of the Seller Members hereunder. The Seller Members’ Agent shall be entitled to engage counsel, accountants and other advisors, and the fees and expenses of such counsel, accountants and advisors and any out-of-pocket expenses incurred by Seller Members’ Agent may be paid from the Seller Members’ Agent Fund or from any other payment received hereunder by the Seller Members’ Agent in its capacity as representative of the Seller Members.

(c)                The Seller Members’ Agent shall not be liable to any Seller Member for any action taken by Seller Members’ Agent pursuant to this Agreement, and the Seller Members shall severally, and not jointly, in proportion to their respective Pro Rata Shares, indemnify and hold the Seller Members’ Agent harmless from and against any and all Losses arising out of or relating to the Seller Members’ Agent’s serving in this capacity, except in each case if and to the extent a court of competent jurisdiction has finally determined (from which no appeal may be taken) that the Seller Members’ Agent has engaged in willful misconduct.

(d)               The Seller Members’ Agent is serving in this capacity solely for purposes of administrative convenience. The Seller Members’ Agent, in such capacity, is not personally liable for any of the obligations of the Seller Members hereunder, and the Buyer Indemnified Parties agree that they will not look to the underlying assets of the Seller Members’ Agent for the satisfaction of any obligations of the Seller Members.

(e)               Any Person serving as a Seller Members’ Agent hereunder may resign from such role upon at least ten (10) days prior written notice to the other Persons then serving as Seller Members’ Agent and the Buyer. Seller Members holding a majority of the total Pro Rata Share may appoint a replacement. All rights of such Person to indemnification and exculpation hereunder shall survive such resignation.

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8.12          Waiver of Conflicts. Buyer (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that: (a) each of the Seller Members’ Agent and the Seller Members shall have the right to retain Choate, Hall & Stewart LLP (the “Designated Firm”) to represent their respective interests in any dispute arising under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby (a “Dispute”); (b) the Buyer (on behalf of itself and its Affiliates) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of the Seller Members’ Agent or any Seller Member by the Designated Firm in any Dispute; (c) all communications between any of the Seller Members, the Company, or any of their respective Affiliates, directors, officers, employees, the Seller Members’ Agent or representatives, on the one hand, and the Designated Firm, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or otherwise relating to any potential sale of the Company (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications; (d) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Seller Members’ Agent; and (e) to the extent the Buyer or any of its Affiliates (including the Company) should discover in its possession after the Closing any Protected Seller Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Seller Members’ Agent, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.

8.13          Seller Member Consent. Each Seller Member consents to the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

BUYER:
LANDAUER, INC.

By:	/s/ William E. Saxelby
Name:	William E. Saxelby
Title:	President and Chief Executive Officer

SELLER:
IZI Holdings, LLC

By:	/s/ Helen Zinreich Shafer
Name:	Helen Zinreich Shafer
Title:	Chief Executive Officer

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

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SELLER MEMBERS: (solely for purposes of Articles III, V, VII and VIII):

Riverside Fund III, L.P.
By:	Riverside Partners III, L.P., Its General Partner
By: Riverside Partners III, LLC, Its General Partner

By:	/s/ Philip Borden
Name:	Philip Borden
Title:	General Partner

IZI Holdings, Inc.

By:	/s/ Helen Zinreich Shafer
Name:	Helen Zinreich Shafer
Title:	President

FSFC Holdings, Inc.

By:	/s/ Ivelin M. Dimitrov
Name:	Ivelin M. Dimitrov
Title:	Chief Investment Officer

/s/ Helen Zinreich Shafer
Helen Zinreich Shafer

/s/ David A. Zinreich
David A. Zinreich

/s/ Douglas Crumb
Douglas Crumb

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

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/s/ Howard Swain
Howard Swain

/s/ Shatzie Ransdell
Shatzie Ransdell

/s/ Jack Shields
Jack Shields

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

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